Final Transcript

CCG INVESTOR RELATIONS: CHINA PRECISION STEEL Q1 CONFERENCE CALL

November 26, 2007/9:00 a.m. EST

SPEAKERS

Leslie Richardson, CCG Elite Investor Relations

Leada Li, Chief Financial Officer, China Precision Steel

PRESENTATION

Coordinator	Good day, ladies and gentlemen. Welcome to the China Precision Steel First Quarter Conference Call. At this time all participants are in a listen-only mode.

IN CONFIDENCE Final Transcript CCG INVESTOR RELATIONS: CHINA PRECISION STEEL Q1 CONFERENCE CALL November 26, 2007/9:00 a.m. EST

We will be facilitating a question and answer session towards the end of this conference. As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to our host for today’s call, Ms. Leslie Richardson from CCG Elite. Please proceed.

L. Richardson
Good morning, ladies and gentlemen. My name is Leslie Richardson from CCG Elite Investor Relations. I’d like to welcome you to China Precision Steel’s first quarter 2008 conference call. Joining us today from China are China Precision Steel’s Chairman and CEO, Dr. Wo Hing Li and Chief Financial Officer, Ms. Leada Li.

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IN CONFIDENCE Final Transcript CCG INVESTOR RELATIONS: CHINA PRECISION STEEL Q1 CONFERENCE CALL November 26, 2007/9:00 a.m. EST

I would like to remind our listeners that in this call management’s prepared remarks contain forward-looking statements which are subject to risks and uncertainties and management may make additional forward-looking statements in response to your questions. Therefore, the company claims the protection of the Safe Harbor for forward-looking statements as contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today due to such risks, including but not limited to business conditions in China, legislations or regulatory environments, requirements or changes adversely affecting the businesses in which China Precision Steel is engaged, cyclicality of the steel consumption including over-capacity and decline in steel prices, limited availability of raw material and energy may constrain operating levels and reduce profit margins, environmental compliance and remediation, and other risk factors detailed from time to time in the company’s filing and future filings with the United States Securities and Exchange Commission.

Accordingly, although the company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. In addition, any projections as to the company’s future performance represent management’s estimates as of today, November 26, 2007. China Precision Steel assumes no obligation to update these projections in the future as market conditions change.

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IN CONFIDENCE Final Transcript CCG INVESTOR RELATIONS: CHINA PRECISION STEEL Q1 CONFERENCE CALL November 26, 2007/9:00 a.m. EST

For those of you unable to listen to the entire call at this time, a recording will be available via Web cast for 90 days. The Web cast link is available at the company’s corporate Web site. With that, I will now present management’s discussion section on behalf of Dr. Wo Hing Li, China Precision Steel’s Chairman and CEO.

Welcome to all of you and thank you for joining China Precision Steel’s first quarter 2008 earnings conference call. We started off our first quarter of fiscal 2008 with strong revenue growth as we increased our sales volume of steel sold for the quarter. Revenue for the quarter was up 141% year-over-year to $25.3 million. On a sequential basis, our revenue was up from 50% from $16.8 million in the fourth quarter of 2007. The impressive revenue growth was due to increased sales of both our high carbon and low carbon products. High carbon and low carbon products generated 59% and 39.5% of total revenue respectively. The balance of 1.3% of revenue was generated from sales of scrap metal and subcontracting income.

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IN CONFIDENCE Final Transcript CCG INVESTOR RELATIONS: CHINA PRECISION STEEL Q1 CONFERENCE CALL November 26, 2007/9:00 a.m. EST

Our sales volume of Precision Steel products increased to 28,683 tons, up 191% from 9,859 tons in the first quarter of 2007. Our dramatic increase in volume was due to our decision to focus our efforts on lower precision products this quarter in an effort to reduce our inventory levels. In recent months we have been steadily increasing our raw materials inventory in an effort to lock in lower prices as China’s developing infrastructure continues to drive the prices still higher. This quarter we felt that given our high inventory levels and the fact that we have orders with suppliers for additional inventory that the time was right to sell through much of our existing inventory.

As a result we increased the volume of our lower precision steel products sold this quarter. Lower precision products are not pressed to the reduced thickness and have a shorter production time than our higher precision steel products, which can take up to several weeks. The decision to reduce inventory by selling lower precision products resulted in a reduction of gross margins below our targeted range in the high 20%. I am happy to report that we feel our inventory is now at a healthy level.

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IN CONFIDENCE Final Transcript CCG INVESTOR RELATIONS: CHINA PRECISION STEEL Q1 CONFERENCE CALL November 26, 2007/9:00 a.m. EST

Going forward we will return to our strategy of maximizing our gross margins while expanding our market penetration in domestic and international markets. As we expand capacity and utilization at our new mills we will have more flexibility in managing our product mix and volume. This should lead to growth in revenue, margin and profits.

I’d like t point out that demand for our higher precision cold-rolled products remain strong. We continue to add new customers who are moving from purchasing high cost imported cold-rolled steel to purchasing our lower cost cold-rolled steel. We are also working to expand our market penetration by identifying products we can produce through our research and development efforts. Two products we are working on developing are cold-rolled steel used in drawer guidance rails and cold-rolled steel used in double-layer wielded pipes for various industrial applications. We are currently doing internal testing for these products and expect to launch them during the second or third quarter of 2008.

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IN CONFIDENCE Final Transcript CCG INVESTOR RELATIONS: CHINA PRECISION STEEL Q1 CONFERENCE CALL November 26, 2007/9:00 a.m. EST

We are on schedule to commence construction of our third cold-rolled steel mill with design capacity of 100,000 metric tons. In early November we completed a registered direct offering and sale of our common stock for net proceeds of $44 million. The funds from the offering will be used to purchase the equipment for the third mill with an … furnace. We placed the orders for parts that take a relatively long time to build and are custom made to our specifications. We will begin construction in the first quarter of calendar 2008. The mill will have the ability to produce high quality and more complex products with a width up to 1,700 millimeters. Once our second and third mills are in place and fully operational our maximum capacity will be 400,000 metric tons.

With that I will turn the call over to Leada who will discuss the financial results for the year in detail.

L. Li
Our revenue for the first quarter of fiscal 2008 was $25.3 million, up 141% from $10.5 million in the first quarter of fiscal 2007. The increase in revenue was driven by increased sales of high carbon and low carbon cold-rolled steel resulting from our increased capacity and continuous development of our brand in China. High carbon and low carbon products accounted for 59% and 39.5% respectively compared to 64% and 35% respectively in the same period a year ago.

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IN CONFIDENCE Final Transcript CCG INVESTOR RELATIONS: CHINA PRECISION STEEL Q1 CONFERENCE CALL November 26, 2007/9:00 a.m. EST

Revenue from … was $1.5 million, or 6% of total revenues. Our gross profit in the first quarter of fiscal 2008 was $5.1 million, up 36.8% from a gross profit of $3.7 million in the same period a year ago. Our gross margin was 20% compared to 35.3% from the prior year period. The gross margin in the first quarter of 2007 was favorably impacted by a one-time sale of steel coils made with high carbon steel and nickel. We sold 140 metric tons of this specialty steel which had an average selling price of 200 … or about $27,000. We did not sell this high end product during the first quarter of 2008.

Gross margin for the first quarter of 2008 was negatively impacted by a change in product mix discussed by Leslie earlier combined with higher depreciation costs associated with the addition of a second mill which increased the cost of the sales.

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IN CONFIDENCE Final Transcript CCG INVESTOR RELATIONS: CHINA PRECISION STEEL Q1 CONFERENCE CALL November 26, 2007/9:00 a.m. EST

Operating expenses were $1.2 million, or 4.8% of revenue compared to $236,302, or 2.2% of revenue in the first quarter of fiscal 2007. The increase in operating expenses was primarily due to our provision for bad debt of $625,998 recorded in the first quarter of fiscal 2008. Administrative expenses increased due to amortization of intangible assets, compliance costs associated with the company’s U.S. regulatory and reporting requirements, and higher salaries and wages. Our selling expenses increased principally due to higher transportation expenses resulting from a … including exports as well as increasing frequency of deliveries.

Operating income for the first quarter of fiscal 2008 was $3.8 million, up 10.8% from operating income of $3.5 million in the same quarter last year. Our net income for the first quarter of fiscal year 2008 was $2.9 million, unchanged from $2.9 million in the same period of the prior year. Fully diluted earnings per share were $0.08 compared to $0.12 in the comparable period a year ago. Weighted average diluted shares outstanding for the quarter increased to $37.4 million, reflecting an increase of about 14.1 million shares principally related to a private placement of equity securities and …

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IN CONFIDENCE Final Transcript CCG INVESTOR RELATIONS: CHINA PRECISION STEEL Q1 CONFERENCE CALL November 26, 2007/9:00 a.m. EST

Briefly covering our balance sheet, as of September 30, 2007 we had $6 million in cash and cash equivalents, total liabilities of $41.2 million and working capital of $19.2 million. Accounts receivable stood at $14.1 million at quarter end, up from $8.2 million due to a major increase in sales. We made a provision for receivables that have not been paid within 90 days. I would like to point out that over half of our accounts receivable are bank accepted notes that carry little risk on non-payment.

At quarter end inventory stood at $7.8 million, down from $15.7 million. Raw materials inventory was $5.7 million at quarter end, down from $13 million at year end. As Leslie mentioned, we believe our inventory is now at the desired level and we expect to maintain this level going forward.

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IN CONFIDENCE Final Transcript CCG INVESTOR RELATIONS: CHINA PRECISION STEEL Q1 CONFERENCE CALL November 26, 2007/9:00 a.m. EST

Our shareholder’s equity stood at $54.9 million compared to $51.1 million as of June 30, 2007. Our budget for … expenditures is $18 million to be used for purchasing a new hydrogen … furnace and a new 1,700 millimeter cold-rolled mill. We believe that the proceeds from our recent financing along with our operating cash flow provide us with the resources we need to meet our liquidity requirements and … capital …

Now Leslie will provide some final remarks before we open up the call for questions and answers.

L. Richardson
Thanks, Leada. I’d like to conclude by saying we’ve made significant strides in expanding our production capacity for cold-rolled steel production. We have our second cold-rolled mill operating at 40% capacity and expect to begin construction of our third cold-rolled mill in the first quarter of calendar year 2008. With expanded capacity we’re also working towards developing new custom products in addition to producing our precision steel coils.

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IN CONFIDENCE Final Transcript CCG INVESTOR RELATIONS: CHINA PRECISION STEEL Q1 CONFERENCE CALL November 26, 2007/9:00 a.m. EST

Demand continues to be healthy for our high margin precision steel products and we believe that we are building a dominant position in this market by taking market share away from international competitors. Now that we’ve gotten our inventory down to a target level we will focus on our higher margin, high precision cold-rolled products.

I’d like to thank you all for your interest in China Precision Steel and we look forward to updating you on China Precision Steel’s progress next quarter. We’ll now open up the call to any questions you may have for Dr. Wo Hing Li and Ms. Leada Li.

Coordinator	We have our first question from the line of Evan Nelson, private investor. Please proceed.

E. Nelson
Hello. I’d like to congratulate you on an excellent quarter. My question is just kind of a remote one. I was wondering, what is the extent of your exportation of steel at this moment? Can that be given in a percentage?

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IN CONFIDENCE Final Transcript CCG INVESTOR RELATIONS: CHINA PRECISION STEEL Q1 CONFERENCE CALL November 26, 2007/9:00 a.m. EST

L. Li	Thank you for the question. We’ve started exporting in the December quarter of 2006. For this quarter the revenue that we exported is about 6%.

E. Nelson	Fine. Thank you.

L. Li	Thank you.

Coordinator	At this time we have no questions in queue.

L. Richardson	I would like to thank everybody for their interest in China Precision Steel. Please contact me if there are any additional questions.

Coordinator	Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect. Good day.

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